UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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AON PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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plc

Aon plc
8 Devonshire Square
London
EC2M 4PL

6 June 2014

The proxy statement for our 2014 annual general meeting sets forth our directors’ remuneration policy for consideration by shareholders at the meeting (Proposal 7).

We have consulted with shareholder representatives on the policy and we wish to clarify the way in which the Organization and Compensation Committee of our Board of Directors (the “Committee”) will exercise its discretion (i) to offer remuneration in excess of the maximums stated in the policy and (ii) grant uncapped equity-based awards which are not necessarily subject to performance conditions in special circumstances, such as in connection with the renewal of an employment agreement or to a newly recruited executive officer.  Specifically, the Committee will use its discretion as follows:

•                  With regard to base salary, the Committee will only increase base salary to account for a significant change in job function or responsibilities, including changes arising from acquisitions and organic business developments since the date base salary was last set, or to bring the fixed portion of an executive’s total compensation in line with the compensation of similarly situated executives within our peer group.

•                  With regard to cash incentives, the Committee is limited by Aon’s shareholder approved incentive plan, which limits the cash incentive to no more than $10 million per year per individual.  This limit also applies to the restricted stock unit portion of the annual incentive under Aon’s Incentive Stock Program.

•                  With regard to long-term equity based incentives, the Committee is limited by Aon’s shareholder approved incentive plan, which limits the equity based incentive to no more than 1.5 million shares per year per individual.  The Committee expects that it will not make long-term equity incentive awards granted as part of its annual compensation programs valued at more than $20 million at the time of grant, and that such awards will be subject to performance conditions.

•                  The Committee confirms that, in connection with the renewal of employment agreements, any supplemental equity awards will be capped at an aggregate grant date fair value of $30 million.  At least 50% of such supplemental awards will be subject to performance conditions.

•                  The Committee confirms the following limitations on awards in connection with the appointment of a newly recruited executive director:

•                  Any normal equity award will be subject to the normal limitations in the policy.

Aon plc
Registered office:	8 Devonshire Square	London EC2M 4PL
Registered in England and Wales, No. 7876075

•                  In the event that the newly-recruited executive director is forfeiting remuneration to join the Company, the Committee may award additional cash or equity to account for such forfeiture.

The Committee encourages feedback from its shareholders on Aon’s compensation programs and policies.